As filed with the Securities and Exchange Commission on August 10, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNCHRONOSS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1594540
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)
750 Route 202 South
Suite 600
Bridgewater, NJ 08807
(Address of Principal Executive Offices) (Zip Code)

SYNCHRONOSS TECHNOLOGIES, INC. 2010 NEW HIRE EQUITY INCENTIVE PLAN
(Full title of the plan)

Stephen G. Waldis
Chairman of the Board of Directors, President and Chief Executive Officer
750 Route 202 South
Suite 600
Bridgewater, NJ 08807
(Name and address of agent for service)
(866) 620-3940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered(1)	Price per Share	Price	Registration Fee
Common Stock, $0.0001 par value	450,000 (2)	$18.16 (3)	$8,172,000.00	$582.67

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 2010 New Hire Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of Registrant’s Common Stock.

(2)	Represents 450,000 of Common Stock reserved for future grant under the Synchronoss Technologies, Inc. 2010 New Hire Equity Incentive Plan (the “Plan”).

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the 1933 Act. The Proposed Maximum Offering Price per Share is based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 6, 2010.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Synchronoss Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 9, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the SEC on August 6, 2010;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 4, 2010; March 17, 2010; April 12, 2010; May 13, 2010; July 7, 2010; July 20, 2010; and August 6, 2010.

(d)
The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-52049 on Form 8-A filed with the SEC on June 13, 2006, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors. The Indemnification Agreements provide the Registrant’s directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1
Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement No. 000-52049 on Form 8-A, together with the amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.4A	2010 New Hire Equity Incentive Plan and forms of agreements thereunder.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.
Item 9. Undertakings
A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 10th day of August, 2010.

SYNCHRONOSS TECHNOLOGIES, INC.
By:	/s/ Stephen G. Waldis
Stephen G. Waldis
Chairman of the Board of Directors, President, and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That the undersigned officers and directors of Synchronoss Technologies, Inc., a Delaware corporation, do hereby constitute and appoint Stephen G. Waldis, Lawrence R. Irving, and Ronald J. Prague, and any of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen G. Waldis Stephen G. Waldis	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	August 10, 2010

/s/ Lawrence R. Irving Lawrence R. Irving	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 10, 2010

Signature	Title	Date

/s/ William J. Cadogan William J. Cadogan	Director	August 10, 2010

/s/ Charles E. Hoffman Charles E. Hoffman	Director	August 10, 2010

/s/ Thomas J. Hopkins Thomas J. Hopkins	Director	August 10, 2010

/s/ James M. McCormick James M. McCormick	Director	August 10, 2010

/s/ Donnie M. Moore Donnie M. Moore	Director	August 10, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1
Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement No. 000-52049 on Form 8-A, together with the amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.4A	2010 New Hire Equity Incentive Plan and forms of agreements thereunder.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.